EXHIBIT 5.1

                                          October 22, 2001

Hershey Foods Corporation
100 Crystal A Drive
Hershey, Pennsylvania  17033

Ladies and Gentlemen:

     I am General Counsel of Hershey Foods Corporation, a Delaware corporation (the "Company") and as such have acted as counsel to you in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission which covers 230,700 shares of Common Stock, $1.00 par value, of the Company (the "Shares") offered upon exercise of options under the Company's 2001 Nonqualified Stock Option Agreement with Richard H. Lenny (the "Agreement").

     I have examined the Registration Statement and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

     2. The Company has taken all action necessary to authorize (i) the Agreement, (ii) the granting of options pursuant to the Agreement, and (iii) the issuance of the Shares in accordance with the Agreement and upon the exercise of options granted pursuant thereto.

     3. The Shares that will be issued in accordance with the Agreement and upon the exercise of options granted pursuant to the Agreement, upon such issuance will constitute legally issued, fully paid and non-assessable Shares.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ Robert M. Reese
                                          --------------------------------------
                                          Robert M. Reese
                                          Senior Vice President,
                                          General Counsel and Secretary